Exhibit 10.9
LIBERTY PROPERTY TRUST —
MANAGEMENT SEVERANCE PLAN

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3.5	Termination of Employment	6

3.6	Disqualification	6

section 4	Severance Benefit Amount	7

4.1	Severance Pay	7

4.2	Increases to Severance Pay	8

4.3	Unemployment Compensation	8

4.4	Sickness; Disability	8

4.5	Reduction of Severance Pay	8

4.6	Section 280G(b) of Code	9

(a)	8

(c)	9

4.7	Further Actions	10

section 5	Distribution of Benefits	10

5.1	Payment	10

5.2	Deceased Employees	10

section 6	Plan Administration	10

6.1	Compensation Committee	11

6.2	Determinations Conclusive	11

6.3	Disputes	11

6.4	Payment of Fees	11

section 7	Plan Modification or Termination	12

7.1	Automatic Termination	12

7.2	Modifications and Amendments	12

7.3	Determination of Claims	12

section 8	General Provisions	13

8.1	No Right to Employment	13

8.2	Vacancies on Compensation Committee	13

8.3	Assignments	13

8.4	Plan Unfunded	13

8.5	No Set Off; No Mitigation	13

8.6	Governing Law	14

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8.7	Welfare Plan	14

SECTION 1
PURPOSE
     The Company considers it essential to its best interests to foster the optimum performance of its management employees. The Company recognizes the possibility that a Change in Control of the Company or one or more Subsidiaries may occur, or that the Company may engage in certain other transactions which may affect its management employees, and that such possibility, and the uncertainty and questions which it may raise, may result in the distraction of management to the detriment of the Company.
     In order to encourage management employees to maintain their continued attention and dedication to their duties and responsibilities, the Company has adopted this Management Severance Plan.
SECTION 2
DEFINITIONS
     As hereinafter used:
     2.1 “Applicable Multiplier” with respect to each Employee, which shall be either 1.99 or 2.99, shall be set forth opposite the name of such Employee on Exhibit “A.”
     2.2 “Board of Trustees” means the Board of Trustees of Liberty Property Trust.
     2.3 A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events:
               (a) the date on which the shareholders of the Company (or the Board of Trustees, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or
               (b) the date on which the transactions contemplated by a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company are consummated, other than a transaction in which the holders of the Common Shares immediately prior to the transaction will have at least fifty percent (50%) of the voting power of the acquiring entity’s voting securities immediately after such transaction (without regard to such holders’ ownership of such acquiring entity’s voting securities immediately before or contemporaneously with such transaction), which voting securities are to be held by such holders immediately following such transaction in substantially the same proportion among themselves as such holders’ ownership of the Common Shares immediately before such transaction, or
               (c) the first date on which (i) the transactions contemplated by a definitive agreement to merge or consolidate the Company with or into the other constituent entity, or to merge such other entity with or into the Company, have been

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consummated, other than, in any such case, a merger or consolidation of the Company in which the holders of the Common Shares immediately prior to the merger or consolidation will have at least fifty percent (50%) of the voting power of the surviving entity’s voting securities immediately after such merger or consolidation (without regard to such holders’ ownership of such acquiring entity’s voting securities immediately before or contemporaneously with such merger or consolidation), which voting securities are to be held by such holders immediately following such merger or consolidation in substantially the same proportion among themselves as such holders’ ownership of the Common Shares immediately before such merger or consolidation, and (ii) members of the Board of Trustees prior to the consummation of such merger or consolidation cease to constitute a majority of the Board of Trustees, or
               (d) the date on which any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than the Company or any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary), shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty percent (20%) of the outstanding Common Shares (without regard to any contractual or other restriction on the conversion or other exchange of securities into or for Common Shares), or
               (e) the first day after the date on which the Plan is effective when a majority of the members of the Board of Trustees shall have been members of the Board of Trustees for less than two (2) years, unless the nomination for election of each new trustee who was not a trustee at the beginning of such two (2)-year period was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of such period.
     2.4 “Claimant” has the meaning set forth in Section 6.3.
     2.5 “Common Shares” means the Common Shares of Beneficial Interest, $0.001 par value, of the Company and any other securities evidencing the common equity beneficial interest in the Company.
     2.6 “Company” means Liberty Property Trust and/or Liberty Property Limited Partnership, and any successor in interest thereto.
     2.7 “Compensation Committee” means the current compensation committee of the Board of Trustees, and/or any other individuals appointed to such committee or substituted for the individuals named above by the Board of Trustees prior to any Change of Control. All members of the Compensation Committee must be members of such committee prior to the time a Change of Control occurs.
     2.8 “Effective Date” of the Plan is December 13, 2001.

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     2.9 “Disability” has the meaning set forth in Section 3.2.
     2.10 “Employee” means a person:
               (a) whose name is listed in Exhibit “A” hereto, as such Exhibit may be amended or supplemented by the Compensation Committee from time to time, or who has been designated in writing by the Compensation Committee to participate in the Plan (even if such person’s name is not listed in Exhibit “A” hereto); and
               (b) who is employed by the Company at the time of a change of a Change of Control. The term “Employee” specifically excludes any person (a) who is receiving severance pay at the time of the Change in Control; or (b) who signed an agreement pursuant to which his or her employment will terminate in the future on a date certain; or (c) is party to an agreement which excludes him or her from participation in the Plan.
     2.11 “Eligible Bonus” means the largest annual incentive bonus earned by an eligible Employee over the five (5)-year period preceding a Change of Control, excluding all commissions and all bonuses awarded by the Company other than on an annual basis (such as one-time grants of restricted stock).
     2.12 “Extended Leave of Absence” has the meaning set forth in Section 3.2.
     2.13 “Good Reason” has the meaning set forth in Section 3.4.
     2.14 “Liberty Property Limited Partnership” means Liberty Property Limited Partnership, a Pennsylvania limited partnership.
     2.15 “Liberty Property Trust” means Liberty Property Trust, a Maryland real estate investment trust.
     2.16 “Notice of Termination” has the meaning set forth in Section 3.5.
     2.17 “Paid Time Off” means time when, in accordance with the regular payroll practices and procedures applicable immediately preceding the Change of Control, the Employee is entitled to receive remuneration without reporting for work.
     2.18 “Pay” means the base salary of an eligible Employee at his or her stated weekly, monthly or annual rate as of the Employee’s Termination Date, or, if a higher amount, as of the date of the Change of Control. “Pay” does not include overtime pay, bonuses of any kind, commissions, incentive pay or any other remuneration. A “Year of Pay” shall be calculated in accordance with the regular payroll practices and procedures applicable immediately preceding the Change of Control.

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     2.19 “Plan” means this Management Severance Plan as set forth herein, and as may be amended from time to time.
     2.20 “Severance Pay” is a payment made to an eligible Employee pursuant to Section 3.1. All Severance Pay due to an eligible Employee must be paid to the eligible Employee within two (2) years after the date that the first Severance Pay payment is made to such Employee.
     2.21 “Subsidiary” means Liberty Property Limited Partnership and each other subsidiary of Liberty Property Trust.
     2.22 “Termination Date” means the date upon which the Employee’s employment ceases with the Company or any Subsidiary, as the case may be.
     2.23 “Willful Misconduct” has the meaning set forth in Section 3.3.
     2.24 “Year of Pay” has the meaning set forth in Section 2.17.
SECTION 3
ELIGIBILITY
     3.1 Eligible Employees. An Employee shall be eligible to receive Severance Pay if and only if all of the following conditions are met (and the Employee is not disqualified from eligibility pursuant to Section 3.2):
               (a) The Employee is an Employee of the Company or any Subsidiary after the Effective Date of the Plan;
               (b) The Employee is employed by the Company at the time a Change of Control occurs; and
               (c) The Employee is terminated from employment within two (2) years after the Change of Control described in Section 3.1(b) occurs, unless such termination is: (i) as a result of such Employee’s death, or such Employee’s Disability or Extended Leave of Absence in accordance with Section 3.2, (ii) as a result of such Employee’s Willful Misconduct or (iii) by the Employee other than for Good Reason. In the event an individual’s employment is terminated for any reason prior to the occurrence of a Change of Control, such individual shall not be entitled to any benefits under the Plan by virtue of such Change of Control.
     3.2 Disability or Extended Leave of Absence. If, as a result of an Employee’s incapacity due to physical or mental illness (a “Disability”), or as a result of any other leave of absence (an “Extended Leave of Absence”), the Employee shall have been

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absent from the full-time performance of his or her duties for twelve (12) consecutive months, the Employee shall not be entitled to any benefits under the Plan.
     3.3 Willful Misconduct. Termination of the Employee’s employment for “Willful Misconduct” shall mean termination:
               (a) Upon the continued failure by the Employee to substantially perform his or her duties, which failure the Employee fails to cure (other than any such failure resulting from incapacity due to physical or mental illness, Disability or an Extended Leave of Absence or the Employee’s termination of his or her employment for Good Reason) within ten (10) days after a written demand for substantial performance is delivered to the Employee by the Company or the Subsidiary by which he or she is employed, which demand describes in reasonable detail the manner in which the Company or such Subsidiary believes that the Employee has not substantially performed his or her duties; or
               (b) The willful engaging by the Employee in conduct which is materially injurious to the Company and/or any Subsidiary, monetarily or otherwise. For purposes of this Section 3.3, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interests of the Company and/or any Subsidiary.
               (c) Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Willful Misconduct unless and until there shall have been delivered to the Employee a copy of a written determination of the Compensation Committee issued pursuant to a meeting of the Compensation Committee (after reasonable notice to the Employee and an opportunity for the Employee, together with his or her counsel, to be heard before the Compensation Committee) finding that in the good faith opinion of the Compensation Committee the Employee was guilty of conduct constituting Willful Misconduct, as set forth in this Section 3.3, and describing such conduct in reasonable detail.
     3.4 Good Reason. The Employee shall be entitled to terminate his or her employment for Good Reason. For purposes of this Section 3.4 “Good Reason” shall mean, without the Employee’s express written consent, the occurrence after a Change in Control of any of the following circumstances:
               (a) a material diminution in the Employee’s base salary;
               (b) a material diminution in the authority, duties or responsibilities held by the Employee;

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               (c) a material diminution in the authority, duties, or responsibilities of the person or body to whom the Employee is required to report;
               (d) a material change in the geographic location at which the Employee must perform services, which for purposes of this Agreement means the requirement that Employee must perform services at a location that is 50 miles from the current executive offices of the Company, other than on travel reasonably required to carry out Employee’s obligations under this Agreement; or
               (e) any material breach of this Agreement by the Company.
Provided, however, that a termination by Employee for Good Reason shall be effective only if (i) the Employee has provided a notice of termination to the Company within 90 days after the initial existence of the event constituting Good Reason that an event constituting Good Reason has occurred, (ii) within 30 days following the delivery of such notice of termination by Employee to the Company, the Company has failed to cure the circumstances giving rise to Good Reason, and (iii) Employee’s termination of employment is effective within 30 days following the end of the 30-day cure period set forth above.
     3.5 Termination of Employment. After the occurrence of a Change of Control, any purported termination of the Employee’s employment by the Company or by the Employee shall be communicated by written Notice of Termination to the other party. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated. Any Notice of Termination to the Company shall be directed to the Compensation Committee. All Notices of Termination shall be sent (i) by certified or registered mail and shall be deemed received three (3) business days after the date of mailing; (ii) by Federal Express or similar overnight courier and shall be deemed received one (1) business day after delivery to Federal Express or similar overnight courier; or (iii) by personal service and shall be deemed received on the same day as service.
     3.6 Disqualification. An Employee may not receive Severance Pay if any of the following disqualifying events occur:
               (a) The Employee is receiving severance pay at the time the Change of Control occurs;
               (b) The Employee has signed an agreement pursuant to which his or her employment will terminate in the future on a date certain;

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               (c) The Company does not undergo a Change of Control prior to termination of his or her employment; or
               (d) Except in the case of a Change of Control, the Employee voluntarily terminates his or her employment with the Company.
SECTION 4
SEVERANCE BENEFIT AMOUNT
     4.1 Severance Pay. Except as otherwise provided in this Section 4, the Severance Pay to be paid to an eligible Employee shall be an amount equal to the sum of (A) the product of the Applicable Multiplier for such Employee multiplied by the sum of one (1) Year of Pay for such Employee plus such Employee’s Eligible Bonus, plus (B) the pro rata portion, through the Termination Date, of any unpaid performance bonus earned by such Employee for the year in which the Change of Control occurs. In addition, except as otherwise provided in this Section 4:
               (a) all of such Employee’s options or other rights to acquire Common Shares or partnership interests in Liberty Property Limited Partnership, all unvested amounts contributed by the Company to the Company-sponsored tax-qualified defined contribution plan with a cash or deferred arrangement, commonly known as a “401(k) plan,” for the benefit of such Employee, and all restricted stock granted to such Employee, shall vest immediately upon the Termination Date,
               (b) the Company shall make a lump sum payment to Employee within 60 days following Employee’s Termination Date in an amount equal to three years of maximum contributions allowed under applicable laws to the Company-sponsored tax-qualified defined contribution plan with a cash or deferred arrangement, commonly known as a “401(k) plan.”
               (c) the Company shall make a lump sum payment to Employee within 60 days following the Employee’s Termination Date in an amount equal to the cost to Employee for three (3) years of substantially similar benefits enjoyed by such Employee under the Company’s life insurance, accident or disability plans in which the Employee was participating at the time of the Change of Control.
               (d) For a period of thirty-six (36) months following the Termination Date, the Employee shall continue to receive the medical and dental coverage in effect on his Termination Date (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, at the same premium rates as may be charged from time to time for employees generally, as if the Employee had continued in employment during such period; provided that in order to receive such continued coverage, the Employee shall be required to pay to the Company at the same

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time that premium payments are due for the month an amount equal to the full monthly premium payments required for such coverage. The Company shall reimburse to Employee monthly the premium amount paid by the Employee, less the premium rate charged to active employees for such coverage (the “Health Payment”), no later than the next payroll date of the Company that occurs after the date the premium for the month is paid by the Employee. In addition, on each date on which the monthly Health Payments are made, the Company shall pay to the Employee an additional amount equal to the federal, state and local income and payroll taxes that the Employee incurs on each monthly Health Payment (the “Health Gross-up Payment”). The Health Payment paid to the Employee during the period of time during which the Employee would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B). The Health Payment and the Health Gross-up Payment shall be reimbursed to the Employee in a manner that complies with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv). The COBRA health continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall begin to run at the end of the thirty-six (36) month period during which Employee is entitled to medical coverage under this Agreement.
     4.2 Increases to Severance Pay. The Company, in its sole discretion, may increase the Severance Pay to an amount in excess of that specified in Section 4.1, subject to the limitations of Section 4.6. Any increase in severance pay must be expressly authorized in writing by the Compensation Committee.
     4.3 Unemployment Compensation. If an Employee applies for and receives unemployment compensation payments for any period of time during or for which Severance Pay is being paid, any Severance Pay remaining to be paid shall not be reduced by the amount of any such unemployment compensation payments.
     4.4 Sickness; Disability. If an Employee due to sickness or injury receives short-term disability payments, worker’s compensation or long-term disability payments after the Employee’s Termination Date, the Employee shall not receive any Severance Pay until the cessation of said payments. Once such payments cease, the amount of Severance Pay to which the Employee is entitled shall be reduced by the amount of any such short-term disability, worker’s compensation or long-term disability payments.
     4.5 Reduction of Severance Pay. The severance benefit provided for in the Plan is the maximum benefit that the Company will pay for severance. To the extent that a federal, state or local law might require the Company to make a payment to an Employee because of that Employee’s involuntary termination (other than with respect to unemployment compensation), the benefit payable under the Plan shall be correspondingly reduced. To the extent that an Employee receives severance pay in connection with the cessation of his or her employment other than pursuant to the Plan

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(whether pursuant to a contract or other severance plan or policy), the benefit payable under the Plan shall be correspondingly reduced. Any overpayments made under the Plan shall be promptly repaid after written request. Severance Pay that will be offset does not include payments received by an Employee due to his or her participation in any other benefit plan which is not a severance plan, or payments made to an Employee for his or her accrued, but unused vacation or Paid Time Off days.
     4.6 Section 280G(b) of Code.
     (a) If, at the time the Change of Control occurs, section 280G(b) of the Code is applicable to the Employee and to the Company with respect to the events associated with the Change of Control, then notwithstanding any other provision of the Plan, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of an Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Employee shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income, employment tax and excise tax imposed upon the Gross-Up Payment, shall be an amount such that the Employee will be in the same after-tax position as if no excise tax under the Code had been imposed; provided, however, that the Gross-Up Payment shall be payable only if it results in an after-tax payment amount to the Employee at least $25,000 greater than the Employee’s after-tax position without the Gross-Up Payment. In the event that the after-tax benefit would not meet this threshold, the Payment will be reduced in such amount as is reasonably deemed necessary by the Company so that no excise tax is imposed. Any Gross-Up Payment shall be paid by Company to Employee within five (5) days of receipt of the Company’s independent public accountant’s determination (as described below), but in any event not later than the end of the Employee’s taxable year next following the Employee’s taxable year in which the related taxes are remitted to the taxing authority.
     (b) For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence (or, if greater, the state and locality in which the Employee is required to file a nonresident income tax return with respect to the Payment) on the date of termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes (calculated by assuming that any reduction in itemized deductions allowable to him applies first to reduce the amount of such state and local taxes which would otherwise be deductible by him). All determinations to be made under this Section 4.6 shall be made by the tax counsel and Company’s independent

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public accountant immediately prior to the Change in Control (which may be the Company’s auditors (the “Referee”), which firm(s) shall provide its determinations and any supporting calculations both to the Company and the Employee within ten days of the Employee’s termination date. Any such determination by the Referee shall be binding upon the Company and the Employee. All fees and expenses of the Referee in performing the determinations referred to above shall be borne solely by the Company.
     (c) As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Referee, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 4.6 (the “Underpayment”) or an amount greater than the Company should have paid pursuant to this Section 4.6 (the “Overpayment”). In the event that it is finally determined that an Underpayment exists and the Employee is required to make a payment of any excise tax or related tax, the Gross-Up Payment shall be adjusted accordingly and the shortfall shall be promptly paid by the Company to the Employee. In the event that it is finally determined that an Overpayment exists and the Company paid a Gross-Up Payment to the Employee in excess of the amount of the Gross-Up Payment to which he is actually entitled hereunder, such excess shall be promptly reimbursed by the Employee to the Company. The Company agrees to indemnify and hold harmless the Referee of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 4.6, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Referee.
     4.7 Further Actions. The Company shall have the right to take such action as it deems necessary or appropriate to satisfy any requirements under federal, state or other laws to withhold or to make deductions from any benefits payable under the Plan.
SECTION 5
DISTRIBUTION OF BENEFITS
     5.1 Payment. Except as otherwise specifically provided in this Plan, payments will be made in a single lump sum payment within 60 days following the Employee’s Termination Date.
     5.2 Deceased Employees. Severance Pay shall be paid to the estate of any eligible Employee who dies before the entire amount due hereunder is paid.
SECTION 6
PLAN ADMINISTRATION

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     6.1 Compensation Committee. The Plan shall be administered by the Compensation Committee, which shall have complete authority to prescribe, amend and rescind rules and regulations relating to the Plan, and to make modifications and amendments to the Plan in accordance with Section 7.2 hereof.
     6.2 Determinations Conclusive. The determinations by the Compensation Committee prior to a Change of Control on the matters referred to such Committee shall be conclusive. Prior to a Change of Control, the Compensation Committee shall have full discretionary authority, the maximum discretion allowed by law, to administer, interpret and apply the terms of the Plan, and to determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due. Subsequent to a Change of Control the Compensation Committee shall not have full discretionary authority; rather, its determinations shall be made strictly in accordance with the terms of the Plan and shall be subject to de novo review by a court of competent jurisdiction.
     6.3 Disputes. In the event of a claim by any person, including but not limited to any Employee (the “Claimant”), as to whether such person is entitled to any benefit under the Plan, the amount of any distribution or its method of payment, such Claimant shall present the reason for his or her claim in writing to the Compensation Committee. Such claim must be filed within forty-five (45) days following the date upon which the Claimant first learns of his or her claim. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Compensation Committee by certified mail at the following address:
Liberty Property Trust
65 Valley Stream Parkway
Malvern, PA 19355
Attention: General Counsel’s Office
Compensation Committee for the
Liberty Property Trust Management Severance Plan
Telephone:(610) 648-1700
Telecopy:(610) 644-2175 (fax)
     The Compensation Committee shall, within ninety (90) days after receipt of such written claim, decide the claim and send written notification to the Claimant as to its disposition; provided that the Compensation Committee may elect to extend such period for an additional ninety (90) days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original ninety (90)-day period. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial; (b) make specific reference to pertinent Plan provisions on which the denial is based; (c) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an

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explanation of why such material or information is necessary; and (d) set forth the procedure by which the Claimant may appeal the denial of his or her claim. The Claimant may request a review of such denial by making application in writing to the Compensation Committee within sixty (60) days after receipt of such denial. Such application must be via certified mail. The named appeals fiduciary is the Compensation Committee or the person(s) named by the Compensation Committee to review the Claimant’s appeal. Such Claimant (or his or her duly authorized representative) may, upon written request to the Compensation Committee, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her claim or position. Within sixty (60) days after receipt of a written appeal, the named appeals fiduciary shall decide the appeal and notify the Claimant of the final decision; provided that the named appeals fiduciary may elect to extend such sixty (60)-day period to up to one hundred twenty (120) days after receipt of the written appeal. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based.
     6.4 Payment of Fees. All reasonable legal fees and expenses of the Claimant incurred in pursuing a claim in accordance with Section 6.3 shall be reimbursed to such Claimant by the Company, but only if the Claimant substantially prevails with respect to such claim.
SECTION 7
PLAN MODIFICATION OR TERMINATION
     7.1 Automatic Termination. The Plan shall terminate automatically on the day following the annual meeting of the Company’s shareholders to be held in 2004. Unless the Company’s Board of Trustees determines, prior to such termination, that the duration of the Plan shall not be extended, then, on the date of each annual meeting of the Company’s shareholders (beginning with the meeting to be held in 2004), the Plan shall be extended automatically until the day following the next annual meeting of the Company’s shareholders.
     7.2 Modifications and Amendments. Prior to a Change of Control, the Compensation Committee may, in its sole discretion, make any modifications or amendments to the Plan that it deems desirable. If a Change of Control occurs, the Plan may not be modified, amended or terminated until two (2) years after the Change of Control occurs, except for such modifications or amendments which do not adversely affect the rights or reduce the amount of severance benefits payable to of any eligible Employee under the Plan.
     7.3 Determination of Claims. All claims for benefits hereunder, even if raised after termination of the Plan, shall be determined pursuant to Section 6.3, and when

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acting pursuant thereto, the Compensation Committee shall retain the authority provided in Section 6. Notwithstanding any termination of the Plan, if a Change of Control has occurred, all Employees who are eligible before the date of termination to receive Severance Pay pursuant to the Plan shall remain entitled to receive said benefit under the terms and conditions of the Plan.
SECTION 8
GENERAL PROVISIONS
     8.1 No Right to Employment. Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge him or her at any time, with or without cause.
     8.2 Vacancies on Compensation Committee. If any of the positions on the Compensation Committee becomes vacant, either the Chairman of the Board or President of the Company may appoint such person or persons as he or she determines, to carry out the responsibilities assigned to such position under the Plan, so long as, if a Change of Control has occurred within two (2) years prior to such appointment, such person was employed by the Company or was a member of the Board of Trustees prior to any such Change of Control.
     8.3 Assignments. Except as otherwise provided by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner, but excluding adjudication of incompetency; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Employee, except to the extent specifically provided for herein.
     8.4 Plan Unfunded. The Plan is unfunded.
     8.5 No Set Off; No Mitigation. Except as provided herein, the Company’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of the Plan, and such amounts shall not be reduced whether or not Employee obtains other employment.

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     8.6 Governing Law. The Plan shall be governed by and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, and to the extent not preempted, the laws of the Commonwealth of Pennsylvania.
     8.7 Welfare Plan. The Plan is intended to constitute a “welfare plan” under the Employee Retirement Income Security Act of 1974, as amended, and any ambiguities in the Plan shall be construed to effect that intent.
     8.8 Section 409A of the Code.
          (a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment.
          (b) Payment Delay. To the maximum extent permitted under Section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, if on the date of Employee’s termination of employment Company’s stock (or stock of any other company required to be aggregated with Company for purposes of Section 409A of the Code) is publicly-traded on an established securities market or otherwise and Employee is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Company’s Board of Directors (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to Employee under this Agreement that are deemed as deferred compensation subject to the requirements of Section 409A of the Code and payable within six (6) months following Employee’s “separation from service” shall be postponed for a period of six (6) months following Employee’s “separation from service” with Company. The postponed amounts shall be paid to Employee in a lump sum within 30 days after the date that is six (6) months following Employee’s “separation

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from service” with Company. If Employee dies during such six (6) month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate within 60 days after Employee’s death.
          (c) Reimbursements. All reimbursements and provision of in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or the amount of in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense or provision of in-kind benefits will be made on or before the last day of the taxable year following the year in which the expense is incurred or payment becomes due, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Employee’s taxable year next following Employee’s taxable year in which the related taxes are remitted to the taxing authority.